EXHIBIT 10.4

Transition Agreement

This Transition Agreement (the “Agreement”) is made as of October 3, 2023 (the “Notice Date”), by and between SQZ Biotechnologies Company (the “Company”) and Lawrence Knopf (the “Executive”) (collectively referred to as the “parties” or individually referred to as a “party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Company is in the process of pursuing various strategic alternatives (the “Transition”); and

WHEREAS, in light of the anticipated Transition and the Company’s current business needs, the parties desire to amend certain terms of Executive’s employment, including Executive’s Employment Agreement with the Company, dated as of October 29, 2020 (the “Employment Agreement”), as provided in this Agreement.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the sufficiency of which is specifically acknowledged, the Company and Executive hereby agree as follows:

1.
Transition Term; Amendment to Employment Agreement.
(a)
From the Notice Date through the first to occur of (i) the termination of Executive’s employment, (ii) November 15, 2023, (iii) a Change in Control or (iv) immediately prior to the initiation of any Insolvency Proceeding (as defined below) with respect to the Company (such date, the “Separation Date” and such term, the “Transition Term”), Executive shall continue to serve as General Counsel of the Company, with the same responsibilities, duties and authority as immediately prior to the Notice Date. For purposes of this Agreement, “Insolvency Proceeding” means (a) a voluntary or involuntary case or proceeding under the United States Bankruptcy Code or similar bankruptcy law with respect to the Company; (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, or other similar case or proceeding with respect to the Company or any of its property; (c) a liquidation, dissolution, reorganization, or winding up of the Company, whether voluntary or involuntary and regardless of whether involving insolvency or bankruptcy; or (d) an assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company.
(b)
It is anticipated and expected that, during the Transition Term, Executive will provide services to the Company for approximately twenty (20) hours per week, and, accordingly during the Transition Term, Executive will be paid an Annual Base Salary equal to fifty percent (50%) of Executive’s annualized rate of base salary in effect as of immediately prior to the Notice Date. Notwithstanding the foregoing, during the Transition Term, Executive agrees to be available to devote additional time to the business and affairs of the Company, as reasonably requested by the Company’s Chief Executive Officer or the Board, from time to time. Executive shall not be eligible to receive an Annual Bonus for calendar year 2023.
(c)
During the Transition Term, Executive shall continue to be (i) eligible to participate in the employee benefit plans and programs of the Company that Executive participated

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in immediately prior to the Notice Date, subject to the terms and conditions of such plans and programs, and (ii) reimbursed for reasonable and necessary expenses actually incurred by Executive in performing Executive’s duties to the Company, in accordance with the Company’s expense reimbursement Policy. In addition, in order to offset the cost of health insurance coverage that Executive may be required to purchase following the Separation Date, Executive shall receive an amount in cash equal to $15,000, payable in a lump sum on the Company’s first ordinary payroll date that occurs after the Notice Date.
(d)
That certain Indemnification Agreement, dated October 29, 2020, entered into by and between Executive and the Company shall remain in full force and effect during the Transition Term, during the Consulting Term (as defined below) and following the Separation Date, in accordance with the terms thereof.
(e)
The Parties agree that the provisions of Section 3 hereof shall supersede Section 4 of the Employment Agreement in its entirety. For the avoidance of doubt, Executive acknowledges and agrees that any modifications to Executive’s compensation or position as provided for, and made in accordance with, this Agreement shall not constitute “Good Reason” for purposes of the Employment Agreement, and further agrees to waive Executive’s right to resign for “Good Reason” under the Employment Agreement.
2.
At Will Employment. Executive acknowledges and agrees that Executive’s employment with the Company shall terminate on the Separation Date. Notwithstanding the foregoing, Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will, and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause, subject to the provisions of Section 3.
3.
Termination Benefits.
(a)
If (x) Executive remains continuously employed by the Company through the earlier of November 15, 2023, the date a Change in Control occurs or the date immediately prior to the initiation of any Insolvency Proceeding, or (y) the Company terminates Executive’s employment without Cause prior to November 15, 2023, then, in addition to the payments and benefits set forth in Section 3(b):
(i)
As of the Separation Date, Executive shall be released from the obligation to repay the retention recognition bonus pursuant to that certain letter agreement by and between the Company and Executive, dated as of July 10, 2023 (and for the avoidance of doubt, Executive will otherwise remain subject to such repayment obligation); and
(ii)
In the event that a Change in Control occurs during the period commencing on the Notice Date and ending three (3) months after the Separation Date, Executive shall, subject to Executive signing on or before the 45th day following the later of the Change in Control or the Separation Date, and not revoking, the Release and Executive’s continued compliance with the Restrictive Covenants Agreement (as defined below), receive the following:

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(A)
an amount in cash equal to 0.25 times Executive’s annualized rate of base salary in effect as of immediately prior to the Notice Date, payable in equal installments over the 3 month period following the later of the Change in Control or the Separation Date in accordance with the Company’s normal payroll practices; and
(B)
an amount in cash equal to 0.25 times the Target Annual Bonus in effect as of immediately prior to the Notice Date, payable in a lump sum on the Company’s first ordinary payroll date that occurs after the later of the Change in Control or the Separation Date.
(b)
Upon Executive’s termination of employment for any reason, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof. Any equity awards issued by the Company to Executive and outstanding as of the Separation Date shall remain subject to the terms and conditions of the applicable equity plan and award agreement under which they were granted. Except as expressly set forth herein, all other rights and benefits of Executive will terminate on the Separation Date. In addition, the benefits provided in Section 3(a) are intended to be paid in lieu of any severance payments or benefits Executive may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, Executive shall not be entitled to receive any additional notice period, payments in lieu of notice, severance payments or severance benefits pursuant to any Other Arrangements.
4.
Consulting Services. Following the Transition Term, the Company intends to engage Executive to perform, and Executive intends to perform, consulting services on behalf of the Company on an as-needed basis for a consulting fee of $300 per hour worked (the “Consulting Arrangement”). The other terms of the Consulting Arrangement shall be mutually agreed between Executive and the Company and set forth on the Company’s standard form of consulting agreement. Notwithstanding the foregoing, the parties intend for Executive to have a “separation from service” within the meaning of Section 409A (as defined below) on the Separation Date, and accordingly, the level of consulting services the Executive performs under the Consulting Arrangement will in no event exceed 20% of the average level of bona fide services performed by Executive for the Company over the thirty-six (36) month period immediately preceding the Separation Date.
5.
Post-Termination Obligations. Executive acknowledges and agrees that the restrictive covenants and other obligations set forth in that certain Employee Proprietary Information and Inventions Assignment Agreement by and between Executive and the Company, dated as of October 29, 2020 (the “Restrictive Covenant Agreement”), including, without limitation, Executive’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Restrictive Covenant Agreement), non-competition, and non-solicitation, are hereby incorporated by reference. Executive represents and warrants that Executive has complied with all provisions of the Restrictive Covenant Agreement at all times through the date hereof.
6.
General Provisions.

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(a)
Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company in its discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (unless such succession occurs automatically by operation of law). The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company. As used in this section, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)
Incorporation by Reference. Sections 9(a) – (d) of the Employment Agreement and Sections 9(f) – (k) of the Employment Agreement are hereby incorporated by reference and shall apply to this Agreement, mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:	Lawrence Knopf

SQZ Biotechnologies Company
Dated:	By: Name: David First Title: Chief People Officer

[Signature Page to Transition Agreement]